Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports First Quarter 2022 Results

•	First Quarter 2022 Financial Results

◦	Revenue of $1,225 million
◦	Reported Net Income of $48 million, Adjusted Net Income of $177 million
◦	Adjusted EBITDA of $339 million or 27.7% of Revenue
◦	Reported EPS of $0.10, Adjusted EPS of $0.36

•	Updating full year 2022 revenue guidance to be $4,700 to $4,755 million, due to the negative impact of foreign exchange rates; constant currency revenue growth guidance remains unchanged.
•	Increasing guidance for full year 2022 diluted EPS to $0.02 to $0.09 on a reported basis and updating guidance to $1.15 to $1.21 on an adjusted basis, due to the negative impact of foreign exchange rates.
•	Providing financial guidance for the second quarter 2022 with revenue of $1,160 to $1,200 million, and diluted EPS of $(0.05) to $0.02 on a reported basis, or $0.22 to $0.28 on an adjusted basis.
•	Announced strategic alliance with Royal DSM, for exclusive U.S. rights to Bovaer®, a methane-reducing feed product for cattle.

GREENFIELD, IN (May 9, 2022) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the first quarter of 2022, provided guidance for the second quarter of 2022, and updated guidance for the full year 2022.

“Our first quarter financial results demonstrate continued consistent delivery and strong execution across our global enterprise with revenue, adjusted EBITDA and adjusted EPS all exceeding the mid-point of our guidance. We are already seeing the benefits of a leaner, more agile organization, contributing to our ability to reduce operating expenses sequentially and adapt quickly to the changing macro environment," said Jeff Simmons, Elanco president and chief executive officer. "Elanco is well positioned in the durable Animal Health industry, our strategy is working, and the team is consistently delivering on the items within our control, including our company-wide productivity agenda and price. We remain confident in our guidance after adjusting for the continued strengthening of the U.S. dollar.”

"Additionally, we continue to strengthen the business and advance our late-stage pipeline, including achieving two major milestones for our Pet Health potential blockbuster candidates, and with our recently announced strategic alliance with Royal DSM for Bovaer in the U.S. These advances and the execution of the Elanco team provide a foundation for the next era of growth at Elanco and continued value for our customers.”

Financial Highlights

First Quarter Results (dollars in millions, except per share amounts)	2022	2021	Change (%)	CER(1) Change (%)
Pet Health	$639	$645	(1)%	2%
Farm Animal	$569	$578	(2)%	1%
Cattle	$247	$261	(5)%	(3)%
Poultry	$180	$171	5%	9%
Swine	$99	$123	(20)%	(18)%
Aqua	$43	$23	87%	96%
Contract Manufacturing	$17	$19	(11)%	(8)%
Total Revenue	$1,225	$1,242	(1)%	2%
Reported Net Income (Loss)	$48	$(61)	179%
Adjusted EBITDA	$339	$343	(1)%
Reported EPS	$0.10	$(0.12)	183%
Adjusted EPS	$0.36	$0.37	(3)%

(1) CER = Constant Exchange Rate, representing the growth rate excluding the impact of foreign exchange rates.

Certain reclassifications of prior year farm animal species revenue has been made to conform to the current year's presentation.

Numbers may not add due to rounding.

In the first quarter of 2022, revenue was $1,225 million, a decrease of 1% on a reported basis, or an increase of 2% excluding the unfavorable impact of foreign exchange rates, compared with the first quarter of 2021.

Pet Health revenue was $639 million, a decrease of 1% on a reported basis or an increase of 2% excluding the unfavorable impact from foreign exchange rates, with a 2% increase from price. Seresto® returned to growth in the first quarter, contributing $161 million and growing 6% on a reported basis compared to the first quarter of 2021. This, and growth from the Credelio franchise and Galliprant, was partially offset by continued pressure on legacy parasiticide brands, including prescription products Trifexis and Advantage Multi. The Advantage® family of products contributed $137 million in the quarter, a decline of 5% on a reported basis compared to the first quarter of 2021, driven by a decline in the U.S., including temporary stock-outs for certain retail products, partially offset by strong growth in several international markets, including China.

Farm Animal revenue was $569 million, a decrease of 2% on a reported basis or an increase of 1% excluding the unfavorable impact from foreign exchange rates, with a 1% increase from price. Improved producer demand and innovation in poultry as well as strong aqua demand was partially offset by the continuation of pressured economics for swine producers in China that began in the second half of 2021 compared to a strong first quarter of 2021. Additionally, cattle declined in the quarter primarily driven by generic competition.

Contract Manufacturing revenue was $17 million, a decrease of 11% or 8% when excluding the unfavorable impact from foreign exchange rates.

Reported and adjusted gross profit was $716 million, or 58.4% of revenue in the first quarter of 2022. Gross profit as a percent of revenue improved 430 bps on a reported basis, primarily driven by the amortization of the fair value adjustment of $62 million recorded from the acquisition of Bayer Animal Health in the first quarter of 2021. On an adjusted basis, gross profit as a percent of sales declined 80 bps as compared to the first quarter of 2021, primarily driven by inflation on input costs, freight, and conversion costs, partially offset by continued improvements in manufacturing productivity.

Total operating expense was $401 million for the first quarter of 2022. Marketing, selling and administrative expenses decreased 8% to $320 million, and research and development expenses decreased 9% to $81 million.

The decrease was driven by the disciplined execution of recent strategic actions more than offsetting cost inflation and continued investment in key strategic priorities.

Asset impairment, restructuring, and other special charges decreased to $46 million in the first quarter of 2022 from $108 million in the first quarter of 2021, primarily due to period over period decreases in overall acquisition and systems implementation related charges. Net interest expense decreased to $52 million in the first quarter of 2022 from $61 million in the first quarter of 2021, primarily due to the favorable impact of refinancing debt at lower interest rates.

The reported effective tax rate increased to 32.1% in the first quarter of 2022 compared to 23.5% in the first quarter of 2021, primarily driven by the 2017 U.S. tax law change that became effective January 1st, 2022, requiring the capitalization of certain R&D expenses. The adjusted effective tax rate was also impacted by the tax law change, increasing from 21.3% in the first quarter of 2021 to 30.4% in the first quarter of 2022.

Net income for the first quarter of 2022 was $48 million and $0.10 per diluted share on a reported basis, compared with a net loss of $61 million and $(0.12) per diluted share for the same period in 2021. On an adjusted basis, net income for the first quarter of 2022 was $177 million and $0.36 per diluted share, representing a 3% decrease for each, compared with the same period in 2021.

Adjusted EBITDA was $339 million in the first quarter of 2022, a decrease of 1% compared to the first quarter of 2021. Adjusted EBITDA as a percent of revenue was 27.7% compared with 27.6% for the first quarter of 2021, an increase of 10 basis points.

Working Capital and Balance Sheet

Operating cash flow was $(62) million in the first quarter of 2022 compared to $22 million in the first quarter of 2021. The cash used in the first quarter of 2022 reflects a reduction in accounts payable and other liabilities, annual bonus payouts, and increased severance payments.

As of March 31, 2022, Elanco’s net leverage ratio was 5.6x adjusted EBITDA, an increase of 0.1x compared to December 31, 2021, driven by higher net debt in 2022 from the expected seasonality of higher cash outflow in the first quarter. Elanco continues to expect to end 2022 with a net leverage ratio of 4.75x adjusted EBITDA.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information tables later in this press release.

Select Business Highlights Since the Last Earnings Call

•	Announced strategic alliance with Royal DSM for exclusive rights to seek regulatory approval for, and produce and commercialize Bovaer® in the U.S. Bovaer, a methane-reducing feed additive for cattle, is expected to have blockbuster revenue potential in excess of $200 million annually, with initial contribution by mid-decade.

•	Completed the carve out of our microbiome platform and pipeline by launching BiomEdit, a company that is expected to discover, develop and introduce novel probiotics, bioactive molecules, engineered microbial medicines and microbial monitoring services for animal health.

•	Successfully completed debt tender for $406 million of the $750 million outstanding 4.272% Senior Notes due 2023. Entered into a supplemental agreement with Farm Credit for a new incremental term facility of $250 million.

•	Since the beginning of the year, Elanco received 5 portfolio enhancing product approvals, primarily in Pet Health in major markets, and remain on track for at least 7 approvals in 2022.

FINANCIAL GUIDANCE

Elanco is updating financial guidance for the full year 2022, summarized in the following table:

2022 Full Year (dollars in millions, except per share amounts)	February 2022 Guidance			May 2022 Guidance
Revenue	$4,745	to	$4,800	$4,700	to	$4,755
Reported Net Income	$4	to	$27	$10	to	$41
Adjusted EBITDA	$1,140	to	$1,180	$1,125	to	$1,165
Reported EPS	$0.01	to	$0.07	$0.02	to	$0.09
Adjusted EPS	$1.18	to	$1.24	$1.15	to	$1.21

For the full year 2022, the company now anticipates revenue between $4,700 million and $4,755 million, including a headwind of approximately $140 million from the unfavorable impact of foreign exchange rates compared to 2021. This represents an incremental $45 million headwind compared to the February guidance. Additionally, the company has updated its guidance for reported net income, adjusted EBITDA, reported EPS and adjusted EPS to reflect the impact of the strengthening U.S. dollar.

Additionally, Elanco is providing financial guidance for the second quarter of 2022, summarized in the following table:

2022 Second Quarter (dollars in millions, except per share amounts)	Guidance
Revenue	$1,160	to	$1,200
Reported Net Income (Loss)	$(23)	to	$6
Adjusted EBITDA	$245	to	$275
Reported EPS	$(0.05)	to	$0.02
Adjusted EPS	$0.22	to	$0.28

For the second quarter of 2022, the company anticipates revenue between $1,160 million and $1,200 million, with an expected headwind of approximately $45 million from the unfavorable impact of foreign exchange rates compared to the second quarter of 2021. The expected 4% revenue decline at constant currency for the second quarter 2022 is primarily driven by emerging macro conditions including the situations in China, Ukraine and Russia, as well as stock-outs of certain U.S. pet health products and a partial shift of aqua product demand into the first quarter from the second quarter as a result of strong underlying salmon market prices.

The implied guidance for the second half of 2022 includes an acceleration of revenue and profitability growth. The company’s initial guidance for full year 2022 in February included an expected second half acceleration of revenue growth from price increases, the improvement of year over year unfavorable comparisons across many parts of the business, including contract manufacturing, and the increasing contribution from innovation. The company’s updated guidance for full year 2022 now includes expected benefit from incremental price improvement and sales phasing in China from the second quarter of 2022 to the second half of 2022 from expected easing of COVID-19 restrictions. Importantly, the company expects headwinds from the war in Ukraine to continue the rest of this year.

The financial guidance reflects foreign exchange rates as of the beginning of May.

Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. Eastern time today, during which company executives will review first quarter financial and operational results, discuss second quarter and full year 2022 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability/ESG framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements concerning product launches and revenue from such products, our 2022 full year and second quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•	heightened competition, including from generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in farm animals;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	consolidation of our customers and distributors;

•	an outbreak of infectious disease carried by farm animals;

•	the impact on our operations, the supply chain, customer demand, and our liquidity as a result of the COVID-19 global health pandemic;

•	the potential impact on our business and global economic conditions resulting from the conflict involving Russia and Ukraine;

•	the success of our R&D and licensing efforts;

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;

•	fluctuations in our business results due to seasonality and other factors;

•	the impact of weather conditions and the availability of natural resources;

•	risks related to the modification of foreign trade policy;

•	risks related to currency rate fluctuations;

•	our dependence on the success of our top products;

•	the impact of customer exposure to rising costs and reduced customer income;

•	the lack of availability or significant increases in the cost of raw materials;

•	use of alternative distribution channels and the impact of increased or decreased sales to our channel distributors resulting in fluctuation in our revenues;

•	risks related to the write down of goodwill or identifiable intangible assets;

•	risks related to the evaluation of animals;

•	manufacturing problems and capacity imbalances;

•	the impact of litigation, regulatory investigations, and other legal matters and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;

•	actions by regulatory bodies, including as a result of their interpretation of studies on product safety;

•	risks related to tax expense or exposure;

•	risks related to environmental, health and safety laws and regulations;

•	risks related to our presence in foreign markets;

•	challenges to our intellectual property rights or our alleged violation of rights of others;

•	our dependence on sophisticated information technology and infrastructure and impact of breaches of our information technology systems;

•	the impact of increased regulation or decreased financial support related to farm animals;

•	adverse effects of labor disputes, strikes, work stoppages, and the loss of key personnel or highly skilled employees;

•	risks related to underfunded pension plan liabilities;

•	our ability to complete acquisitions and successfully integrate the businesses we acquire, including KindredBio and the animal health business of Bayer (Bayer Animal Health);

•	the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that will limit our operating flexibility; and

•	risks related to certain governance provisions in our constituent documents.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenue excluding the impact of foreign exchange rate effects, adjusted constant currency revenue growth, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted EPS, adjusted gross profit, adjusted gross margin and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenue	$1,225	$1,242
Costs, expenses, and other:
Cost of sales	509	569
Research and development	81	89
Marketing, selling, and administrative	320	348
Amortization of intangible assets	137	147
Asset impairment, restructuring, and other special charges	46	108
Interest expense, net of capitalized interest	52	61
Other expense, net	9	—
Income (loss) before income taxes	$71	$(80)
Income taxes	23	(19)
Net income (loss)	$48	$(61)
Earnings (loss) per share:
Basic	$0.10	$(0.12)
Diluted	$0.10	$(0.12)
Weighted average shares outstanding:
Basic	488.0	486.7
Diluted	492.2	486.7

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit), and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.

We define adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding for the periods ended March 31, 2022 and 2021.

We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define the net leverage ratio as gross debt less cash and cash equivalents divided by adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.

The following is a reconciliation of GAAP Reported for the three months ended March 31, 2022 and 2021 to Selected Non-GAAP Adjusted information:

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1)	$509	$—	$509	$569	$62	$507
Amortization of intangible assets	$137	$137	$—	$147	$147	$—
Asset impairment, restructuring and other special charges (2) (3)	$46	$46	$—	$108	$108	$—
Other expense (income), net (4)	$9	$—	$9	$—	$(7)	$7
Income (loss) before taxes	$71	$183	$254	$(80)	$310	$231
Provision for taxes (5) (6)	$23	$(54)	$77	$(19)	$(68)	$49
Net income (loss)	$48	$129	$177	$(61)	$242	$182
Earnings (loss) per share:
basic	$0.10	$0.26	$0.36	$(0.12)	$0.50	$0.37
diluted	$0.10	$0.26	$0.36	$(0.12)	$0.50	$0.37
Adjusted weighted average shares outstanding:
basic	488.0	488.0	488.0	486.7	486.7	486.7
diluted (7)	492.2	492.2	492.2	486.7	488.1	488.1

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended March 31, 2022 and 2021 include the following:

(1)	2021 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($62 million).

(2)	2022 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($24 million), the finalization of a write-down charge associated with the sale of our manufacturing site in Speke, U.K. ($28 million), and facility exit costs ($1 million), partially offset by adjustments resulting from the reversal of severance accruals ($7 million).

(3)	2021 excludes charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health, and charges primarily related to independent stand-up costs and other related activities ($81 million), severance ($26 million), asset impairments ($9 million), and asset write-downs ($2 million), partially offset by curtailment gains recognized due to the remeasurement of our pension benefit obligations resulting from workforce reductions associated with our recent restructuring programs ($9 million) and the gain recorded on the divestiture of an early-stage IPR&D asset acquired as part of the Bayer Animal Health acquisition ($1 million).

(4)	2021 excludes up-front payments received and equity issued to us in relation to a license agreement ($8 million), partially offset by net losses recorded in relation to divestitures ($1 million).

(5)	2022 represents the income tax expense associated with the adjusted items, as well as a decrease in the valuation allowance recorded against our deferred tax assets during the period ($16 million).

(6)	2021 represents the income tax expense associated with the adjusted items, partially offset by an increase in the valuation allowance recorded against our U.S. deferred tax assets during the period ($2 million).

(7)	During the three months ended March 31, 2021, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating adjusted EPS include 1.4 million of common stock equivalents.

	Q1 2022	Q1 2021
As reported diluted EPS	$0.10	$(0.12)
Cost of sales	—	0.13
Amortization of intangible assets	0.28	0.30
Asset impairment, restructuring and other special charges	0.09	0.22
Other expense (income), net	—	(0.01)
Subtotal	0.37	0.64
Tax impact of adjustments (1) (2)	(0.11)	(0.14)
Total adjustments to diluted EPS	$0.26	$0.50

Adjusted diluted EPS (3)	$0.36	$0.37

Numbers may not add due to rounding.

(1) 2022 Includes the unfavorable adjustment relating to the decrease in the valuation allowance recorded against our deferred tax assets during the three months ended March 31, 2022 (impact of $0.03 per share).

(2) 2021 includes the favorable adjustment relating to the valuation allowance recorded against our U.S. deferred tax assets during the three months ended March 31, 2021 (impact of less than $0.01 per share).

(3) Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of U.S. GAAP net income for the three months ended March 31, 2022 and 2021 to EBITDA, adjusted EBITDA, and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended March 31,
	2022	2021
Reported net income (loss)	$48	$(61)
Net interest expense	52	61
Income tax expense (benefit)	23	(19)
Depreciation and amortization	176	202
EBITDA	$298	$183
Non-GAAP adjustments:
Cost of sales	$—	$62
Asset impairment, restructuring and other special charges	46	108
Other expense (income), net	—	(7)
Accelerated depreciation and amortization(1)	(5)	(3)
Adjusted EBITDA	$339	$343
Adjusted EBITDA margin	27.7%	27.6%

Numbers may not add due to rounding.

(1) Represents depreciation and amortization of certain assets that was accelerated during the three months ended March 31, 2022 and 2021. This amount must be added back to arrive at adjusted EBITDA because it is included in asset impairment, restructuring and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

The following is a reconciliation of gross debt to net debt as of March 31, 2022:

Long-term debt	6,073
Current portion of long-term debt	61
Less: Unamortized debt issuance costs	(78)
Total gross debt	6,212
Less: Cash and cash equivalents	342
Net Debt	5,870

Elanco Animal Health Incorporated

Guidance

Reconciliation of 2022 full year reported EPS guidance to 2022 adjusted EPS guidance is as follows:

	Full Year 2022 Guidance
Reported earnings per share	$0.02	to	$0.09
Amortization of intangible assets		$1.11
Asset impairment, restructuring, and other special charges(1)	$0.32	to	$0.36
Other (income) expense, net		$0.03
Subtotal	$1.45	to	$1.49
Tax impact of adjustments	$(0.33)	to	$(0.37)
Total adjustments to EPS	$1.12	to	$1.13
Adjusted earnings per share(2)	$1.15	to	$1.21

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments primarily relate to integration efforts of acquired businesses, including the animal health business of Bayer, and other related activities.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2022 full year reported net loss to adjusted EBITDA guidance is as follows:

$ millions	Full Year 2022 Guidance
Reported net income	$10	to	$41
Net interest expense		Approx. $250
Income tax expense	$10	to	$40
Depreciation and amortization		Approx. $710
EBITDA	$975	to	$1,036
Non-GAAP adjustments
Asset impairment, restructuring, and other special charges		Approx. $165
Accelerated depreciation and other special charges		Approx. $(20)
Other expense, net		$(5)
Adjusted EBITDA	$1,125	to	$1,165
Adjusted EBITDA margin	24%	to	25%

Reconciliation of 2022 second quarter reported EPS guidance to 2022 second quarter adjusted EPS guidance is as follows:

	Second Quarter 2022 Guidance
Reported earnings (Loss) per share	$(0.05)	to	$0.02
Amortization of intangible assets		$0.28
Asset impairment, restructuring, and other special charges(1)	$0.05	to	$0.09
Other expense, net		$0.03
Subtotal	$0.35	to	$0.40
Tax impact of adjustments	$(0.13)	to	$(0.09)
Total adjustments to EPS	$0.26	to	$0.27
Adjusted earnings per share(2)	$0.22	to	$0.28

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments are related to integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities, including severance.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2022 second quarter reported net loss to 2022 second quarter adjusted EBITDA guidance is as follows:

$ millions	Second Quarter 2022 Guidance
Reported net income (loss)	$(23)	to	$6
Net interest expense		Approx. $75
Income tax provision	$(22)	to	$6
Depreciation and amortization		Approx. $180
EBITDA	$210	to	$260
Non-GAAP adjustments
Asset impairment, restructuring, and other special charges		Approx. $35
Accelerated Depreciation and Amortization		Approx. $(5)
Other expense, net		$(5)
Adjusted EBITDA	$245	to	$275
Adjusted EBITDA margin	21%	to	23%